Filed Pursuant to Rule 433
Registration No. 333-172925
April 20, 2011
PRICING TERM SHEET
Abbey National Treasury Services plc
U.S.$1,000,000,000 4.000% Notes due 2016
U.S.$500,000,000 2.875% Notes due 2014
U.S.$1,000,000,000 Floating Rate Notes due 2014
fully, unconditionally and irrevocably guaranteed by
Santander UK plc
U.S.$1,000,000,000 4.000% Notes due 2016:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	Aa3 (Moody’s) / AA (S&P) / AA- (Fitch) *

Status:	Senior / Unsecured / Unsubordinated

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	April 20, 2011

Settlement/Issue Date:	April 27, 2011, which is the fourth business day in the City of New York and the third business day in London, England after the Trade Date

Maturity Date:	April 27, 2016

Interest Rate:	4.000% per year

Interest Payment Dates:	Every April 27 and October 27, and on the Maturity Date, commencing on October 27, 2011

Business Day:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close

Business Day Convention:	Following Business Day Convention

Day Count Fraction:	30/360, unadjusted

Benchmark Treasury:	UST 2.25% March 2016

Benchmark Yield:	2.109%

Spread to Benchmark:	1.90%

Re-offer Yield:	4.009%

Price to Public:	99.960%

Underwriting Discount:	0.35%

All-in Price:	99.610%

Net Proceeds:	$996,100,000

All-in Yield:	4.087%

Tax Redemption:	In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the fixed rate notes prior to maturity.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC; Santander Investment Securities Inc.; UBS Securities LLC

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery against payment

ISIN/CUSIP:	US002799AJ34 / 002799 AJ3

Expected Listing:	New York Stock Exchange

U.S.$500,000,000 2.875% Notes due 2014:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	Aa3 (Moody’s) / AA (S&P) / AA- (Fitch) *

Status:	Senior / Unsecured / Unsubordinated

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$500,000,000

Trade Date:	April 20, 2011

Settlement/Issue Date:	April 27, 2011, which is the fourth business day in the City of New York and the third business day in London, England after the Trade Date

Maturity Date:	April 25, 2014

Interest Rate:	2.875% per year

Interest Payment Dates:	Every April 27 and October 27, and on the Maturity Date, commencing on October 27, 2011

Business Day:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close

Business Day Convention:	Following Business Day Convention

Day Count Fraction:	30/360, unadjusted

Benchmark Treasury:	UST 1.25% Apr-14

Benchmark Yield:	1.156%

Spread to Benchmark:	1.80%

Re-offer Yield:	2.956%

Price to Public:	99.770%

Underwriting Discount:	0.25%

All-in Price:	99.520%

Net Proceeds:	$497,600,000

All-in Yield:	3.044%

Tax Redemption:	In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the fixed rate notes prior to maturity.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC; Santander Investment Securities Inc.; UBS Securities LLC

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery against payment

ISIN/CUSIP:	US002799AK07 / 002799 AK0

Expected Listing:	New York Stock Exchange

U.S.$1,000,000,000 Floating Rate Notes due 2014:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	Aa3 (Moody’s) / AA (S&P) / AA- (Fitch) *

Status:	Senior / Unsecured / Unsubordinated

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	April 20, 2011

Settlement/Issue Date:	April 27, 2011, which is the fourth business day in the City of New York and the third business day in London, England after the Trade Date

Maturity Date:	April 25, 2014

Interest Rate:	U.S. dollar three-month LIBOR rate plus 1.58% per year

Interest Determination Dates:	The calculation agent will determine the initial interest rate for the floating rate notes by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset date by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the applicable interest reset date.

“London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

LIBOR Determination:	“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the calculation agent, to provide its offered quotation (expressed as a percentage per year) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York (which may include affiliates of the underwriters) selected by the calculation agent for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

Interest Payment Dates:	Every January 27, April 27, July 27 and October 27, and on the Maturity Date, commencing July 27, 2011

Interest Reset Dates	Every January 27, April 27, July 27 and October 27

Business Day:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close

Business Day Convention:	Modified Following Business Day convention for all Interest Payment Dates apart from the Maturity Date when the Following Business Day convention shall apply

Day Count Fraction:	Actual/360, adjusted with respect to any Interest Payment Date, other than the Interest Payment Date that is also the Maturity Date

Actual/360, unadjusted with respect to the Interest Payment Date that is also the Maturity Date

Price to Public:	100%

Underwriting Discount:	0.25%

All-in Price:	99.75%

Net Proceeds:	$997,500,000

Tax Redemption:	In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the floating rate notes prior to maturity.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC; Santander Investment Securities Inc.; UBS Securities LLC

Calculation Agent, Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery against payment

ISIN/CUSIP:	US002799AH77 / 002799 AH7

Expected Listing:	New York Stock Exchange

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The ratings are subject to revision or withdrawal at any time by Moody’s, S&P or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.
Abbey National Treasury Services plc and Santander UK plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Abbey National Treasury Services plc and Santander UK plc have filed with the SEC for more complete information about Abbey National Treasury Services plc, Santander UK plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Abbey National Treasury Services plc, Santander UK plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 800-221-1037, JP Morgan Securities LLC collect at 212-834-4533, Santander Investment Securities Inc. collect at 212-407-0995 or UBS Securities LLC toll free at 877-827-6444, ext. 3884.